Exhibit 23.10

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

PROVIDENT BANKSHARES CORPORATION

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the joint proxy statement-prospectus constituting part of Provident Bankshares Corporation’s Registration Statement on Form S-4 as a person to become a director of Provident Bankshares Corporation.

/s/ R. Roderick Porter
R. Roderick Porter

Dated: January 15, 2004